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                                                                  EXHIBIT 3.1



                 AMENDED AND RESTATED ARTICLES OF ORGANIZATION


THE UNDERSIGNED, acting pursuant to the Indiana Business Flexibility Act (the "Act"), and with specific reference to Section 23-18-2-6 of the Act, hereby:

     (a) executes this certificate to amend and restate the articles of organization of the Indiana limited liability company currently known as The Majestic Star Casino, LLC, and formerly known as Barden-Davis Casino, LLC and, before that, known as Barden PRC-Gary, LLC (the "Company"),

     (b) submits these amended and restated articles of organization for filing with the Indiana Secretary of State (the "Secretary"),

     (c) advises the Secretary that the original articles of organization of the Company were filed on December 8, 1993, that the Secretary designated such filing as 1993120420, that the original articles of organization were since restated pursuant to a filing with the Secretary on August 8, 1995, and that the first restated articles of organization were again restated pursuant to a filing with the Secretary on January 30, 1996, and

     (d) states that, upon their filing with the Secretary, the articles of organization of the Company shall thereafter read in their entirety as follows:

     1. Name. The Company's name shall be The Majestic Star Casino, LLC.

     2. Office/Agent. Until changed in accordance with the Act, (a) the Company's registered office shall be One North Capitol Avenue, Indianapolis, Indiana 46204, and (b) the Company's registered agent at such office shall be CT Corporation System.

     3. Duration. The Company shall continue in existence until December 31, 2043, unless earlier dissolved pursuant to the Act or the terms of that certain Amended and Restated Operating Agreement, executed by the members of the Company (the "Members"), dated July 31, 1995, and thereafter amended and restated October 1, 1995, and thereafter again amended and restated as of the date of the filing of this instrument with the Secretary, as such agreement may hereafter be further amended from time to time (the "Operating Agreement").

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   4.  Purpose.  The purpose of the Company shall be to establish, develop and operate a riverboat/dockside casino gaming operation in Gary, Indiana, and all businesses and other activities related or ancillary thereto, in accordance with the terms and conditions of the gaming license to be obtained from the Indiana Gaming Commission (the "Commission") for that purpose.


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  5. Transfer.  Members may sell, assign, pledge or otherwise transfer or encumber all or any part of their respective interests in the Company only in accordance with, and only subject to the restrictions recited in, (a) the Riverboat Gambling Act (the "Statute"), (b) the rules of the Commission (the "Rules"), and (c) the Operating Agreement. Accordingly, without limiting the broad scope of the foregoing restriction:

      The Company shall not issue 5% or greater of any voting securities or other voting interests to a person except in accordance with the Statute and the Rules.

      The issuance of any voting securities or other voting interests in violation of the Statute or Rules shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding, until (a) the Company shall cease to be subject to the jurisdiction of the Commission, or (b) the Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

      No voting securities or other voting interests issued by the Company, and no interest, claim or charge of 5% or greater therein or thereto shall be transferred in any manner whatsoever except in accordance with the Statute and the Rules. Any transfer in violation thereof shall be void until (a) the Company shall cease to be subject to the jurisdiction of the Commission, or (b) the Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

      If the Commission at any time determines that a holder of voting securities or other voting interests of the Company shall be denied the application for transfer, then the issuer of such voting securities or other voting interests may, within 30 days after the denial, purchase such voting securities or other voting interests of such denied applicant at the lesser of (a) the market price of the ownership interest, or (b) the price at which the applicant purchased the ownership interest; unless such voting securities or other voting interests are transferred to a suitable person (as determined by the Commission) within 30 days after the denial of the application for transfer of ownership.

      Until any such voting securities or other voting interests are owned by persons found by the Commission to be suitable to own them, the following restrictions shall apply:

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          (a)    The Company shall not be required or permitted to pay any
          dividend or interest with regard to the voting securities or other voting interests.

          (b) The holder of such voting securities or other voting interests shall not be entitled to vote on any matter as

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          the holder of the voting securities or other voting interests, and such voting securities or other voting interests shall not for any purposes be included in the voting securities or other voting interests of the Company entitled to vote.

          (c) The Company shall not pay any remuneration in any form to the holder of the voting securities or other voting interests as provided in the foregoing recitation.

  6. Management. The Company shall be managed by one or persons serving as managers pursuant to Subsection (b) of Section 23-18-4-1 of the Act, consistent with the various delegations of authority conferred, and the various restrictions on the exercise of authority imposed, by the Act, by the Rules and by the Operating Agreement, and the Company shall be subject to Subsection (b) of Section 23-18-4-1 of the Act.

THESE AMENDED AND RESTATED ARTICLES OF ORGANIZATION are executed on this 25th day of March, 1996, by one of the Members, Barden Development, Inc., an Indiana corporation whose address is 504 Broadway, Suite 1025, Gary, Indiana 46402, pursuant to authority conferred upon such signatory by all of the Members.

                                                  BARDEN DEVELOPMENT, INC.



                                                  By: Don H. Barden
                                                     ------------------------
                                                     Don H. Barden, President